                                                                   EXHIBIT 10.14

                            JOINT MARKETING AGREEMENT

                                     between

                                College Club-com
                                       and
                                Overly Publishing

         This Agreement, effective June 25, 1999 (the "Effective Date") is entered into by and between College Club.com ("COLLEGE CLUB"), a California corporation, with offices at 5353 Mission Center Road, Suite 310, San Diego, California 92108, California, and Overly Publishing ("Overly"), a _____________ corporation with offices at _____________________________.


                                    RECITALS

A. COLLEGE CLUB has developed an Online Service (as defined below) through which college students can obtain phone and e-mail service, access chat and interest groups, access online games and music videos, and obtain a discount card to numerous vendors.

B.       Overly has developed and sells Student Planners (as defined below).

C. COLLEGE CLUB and Overly desire to enter into a joint marketing arrangement pursuant to which Overly will market COLLEGE CLUB's Online Service in connection with the Student Planners as more particularly set forth in this Agreement.

D. COLLEGE CLUB and Overly have entered into a letter of understanding dated May 12, 1999 (the "Letter of Understanding") which sets forth the general parameters of such joint marketing arrangement.

E. This parties desire to enter into this Agreement to establish in detail the joint marketing responsibilities of the parties with respect to the marketing and promotion of the Online Service with the Student Planner.

F. A separate transaction is being pursued simultaneously with the execution of this Agreement whereby COLLEGE CLUB is acquiring substantially all of the operating assets of CollegeBeat, Inc., an affiliate of Overly.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agrees as follows:

1.       DEFINITIONS

1.1 "ADVERTISING STRIP" has the meaning set forth in Section 4(b) ("Advertising Strip").

1.2 "CAMPUS DATA" shall mean information from college campuses served by Overly during the term of this Agreement, as more particularly described in EXHIBIT C hereto.

1.3 "COLLEGE CLUB MEMBERSHIP CARD" means the card issued by COLLEGE CLUB which provides information regarding services contained with the Online Service. a sample of which is attached as EXHIBIT D hereto.

1.4 "COLLEGE CLUB SERVICE" means the College Club online service, as further described in EXHIBIT A hereto.

1.5 "COLLEGE CLUB REGISTERED USER" has the meaning set forth in Section 5 ("Registered Users").

1.6 "EFFECTIVE DATE" means the date set forth in the introductory paragraph of this Agreement.

1.7 "STUDENT PLANNER" means the Overly student planner (and Marketing Materials), as further described in EXHIBIT B hereto.

1.8 "MARKETING MATERIALS" shall mean the temporary College Club Membership Card and/or the alternative marketing materials of COLLEGE CLUB as described in Section 4(a)(ii) herein.

1.9 "OTHER MARKETING EFFORTS" shall have the meaning set forth in Section 6(b) ("Registered User Fee").

1.10 "COLLEGE CLUB TRADEMARKS" shall have the meaning set forth in Section 3(a) ("License").

1.11 "REGISTERED USER FEE" shall have the meaning set forth in Section 6(b) ("Registered User Fee").

1.12 "INTELLECTUAL PROPERTY RIGHTS" means copyright rights, trademark rights, patent rights, trade secrets, moral rights, right of publicity, authors' rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence, and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States of any other state, country or jurisdiction.

         2. PROVISION OF CAMPUS DATA. For a period of ten (10) years from the Effective Date of this Agreement, Overly agrees to compile and organize local campus information which it collects for insertion into its Student Planners and Student Handbooks in a format acceptable to COLLEGE CLUB from all of the college campuses Overly serves during the term of this

Agreement. Overly agrees that the minimum number of such campuses for the duration of this Agreement shall be two hundred (200) campuses. Overly will undertake commercially reasonable efforts to compile such information (the "Campus Data") which shall include, but not be limited to the categories of information, set forth in EXHIBIT C ("Campus Data") hereto. Overly will provide the Campus Data to COLLEGE CLUB in a preliminary fashion no later than May 15 and the complete Campus Data no later than July 15 for each Fall semester and no later than December 15 for each Spring Semester for each year of the term of this Agreement.

         3.       LICENSE.

                  a. GRANT. Subject to the terms and conditions set forth herein, COLLEGE CLUB grants to Overly, and Overly hereby accepts, a limited, nontransferable, nonexclusive license to (i) reproduce the College Club Membership Card and include it with the Student Planners; and (ii) use COLLEGE CLUB's Trademarks for purposes of the Advertising Strip and any approved materials used with Other Marketing Efforts which may be agreed to by COLLEGE CLUB and Overly. Use of COLLEGE CLUB's Trademarks shall be in accordance with any guidelines provided by COLLEGE CLUB to Overly. For the purposes of this Agreement, "COLLEGE CLUB's Trademarks" shall mean those trademarks of COLLEGE CLUB to be used by Overly in connection with the activities contemplated by this Agreement which are designated by COLLEGE CLUB to Overly in writing during the term of this Agreement.

                  b. RESERVATION OF RIGHTS. All Intellectual Property rights owned by a party as of the Effective Date shall remain the property of such party and no license or other rights with respect to such Intellectual Property are granted to the other party except as otherwise expressly set forth in this Agreement.

         4.       STUDENT PLANNER ADVERTISING.

                  a. MEMBERSHIP CARD. On the date hereof, Overly will begin including a temporary College Club Membership Card located immediately inside the front cover of all Student Planners sold by Overly.

                           i. On or before December 1 of each calendar year,
COLLEGE CLUB will provide to Overly a sample of the College Club Membership Card to be included in the Student Planners for the following academic year. Overly will be responsible, at Overly's cost. for producing sufficient quantities of the College Club Membership Card to be included with the Student Planners. COLLEGE CLUB may provide Overly with new versions of the College Club Membership Card from time to time during the term of this Agreement. Overly will undertake commercially reasonable efforts to include the College Club Membership Card in all Student Planners it sells except in those sold to any customer that requests that the College Club Membership card not be included and Overly promptly notifies College Club. College Club agrees (a) to provide a link from its website to websites maintained by an Overly customer that has agreed to have College Club membership cards included and (b) to provide such customers an opportunity to sell discounted products in the locally focused discount section of College Club's website.

                           ii. At COLLEGE CLUB's sole option and discretion,
COLLEGE CLUB may require that Overly provide marketing materials of reasonable size and nature other than the College Club Membership Card in the Student Planners. If COLLEGE CLUB desires to so change the marketing materials, COLLEGE CLUB shall so inform Overly on or before December 1 of the year prior to the beginning of the academic year in which the change will take effect, and COLLEGE CLUB will provide to Overly a sample of the new marketing materials. Overly will be responsible, at Overly's cost, for producing sufficient quantities of the new marketing materials to be included with the Student Planners; provided, however, that the cost to Overly to produce the new marketing materials shall not exceed $.05 per unit. In the event Overly anticipates that the cost will exceed $.05 per unit, Overly will notify COLLEGE CLUB and provide documentation of such cost, and COLLEGE CLUB will either modify the marketing materials so that the cost to COLLEGE CLUB will be less than $.05 per unit or COLLEGE CLUB may agree to reimburse Overly for the cost of the marketing materials in excess of $.05 per unit.

                  b. ADVERTISING STRIP. In addition to inserting the College Club Membership Card inside the Student Planners, Overly shall include an advertising strip ("Advertising Strip")located in front of the cover of the Student Planners. Such advertising strip shall describe the existence of the College Club Membership Card as well as some of its features (e.g., discounts, voicemail, e-mail, etc.), with the specific format of the advertising strip to be mutually agreed to by Overly and COLLEGE CLUB. Overly will be responsible for producing sufficient quantities of the Advertising Strip. COLLEGE CLUB shall reimburse Overly for Overly's direct out-of pocket expenses incurred to print the Advertising Strip, not to exceed $.03 per unit, within thirty (30) days after receipt of Overly's invoice for such costs. If requested by COLLEGE CLUB, Overly shall provide COLLEGE CLUB with documentation and back-up evidencing such expenses.

         5. REGISTERED USERS. For the purposes of this Agreement, "College Club Registered User" means any new user that registers at COLLEGE CLUB's web site, www.collegeclub.com/savemoney (or such other URL as mutually agreed upon by COLLEGE CLUB and Overly) and returns to such site at least once during the period 31 to 90 days following such registration and has registered at COLLEGE CLUB's web site as set forth in (a) through (c) below:

                  a. Any new user registers via the bridge page www.collegectub.com/savemoney (or other such URL as mutually agreed upon by COLLEGE CLUB and Overly);

                  b. Any new user that upon registration (by any means) identifies Overly's Media as the source of reference in the "How Heard" section of the online registration form of COLLEGE CLUB's web site; or

                  c. Any new user that logs on to COLLEGE CLUB's web site with a password that has been preassigned to such user by any of Overly's media.

         6.       CONSIDERATION.

                  a. EQUITY SECURITIES. As consideration for providing the marketing initiatives set forth in Section 4 above ("Student Planner Advertising"), COLLEGE CLUB shall issue to Overly Equity Securities (hereinafter defined) on the terms summarized below. The Equity Securities shall be issued in accordance with and subject to the terms of the Stock Subscription Agreement attached hereto as EXHIBIT E.

                           i. Equity Securities having an aggregate value of
$75,000 (determined as set forth below), $7,500 of which shall be issued on the Effective Date and Equity Securities having a value of $11,250 shall be issued on each of the next six anniversaries thereof during the term of this Agreement.

                           ii. Equity Securities having a value of up to
$150,000 (determined as set forth below), $15,000 of which shall be issued on the Effective Date, with the balance of such Equity Securities to be issued from time to time during the term of this Agreement, in the amounts indicated below, within thirty (30) days after the achievement of the performance criteria relating to the number of Student Planners distributed by Overly or the number of College Club Registered Users registered as a result of the activities contemplated by this Agreement, as follows:

         Overly   College Club
Student Planners  Registered Users  Value of Eguity  % of Total


           OVERLY                   COLLEGE CLUB
      STUDENT PLANNERS            REGISTERED USERS        VALUE OF EQUITY         % OF TOTAL
      ----------------            ----------------        ---------------         ----------
                 0                             0             $  15,000                10%
           600,000                        10,000             $  30,000                20%
         1,200,000                        20,000             $  60,000                40%
         1,800,000                        30,000             $  90,000                60%
         2,400,000                        40,000             $ 120,000                80%
         3,000,000                        50,000             $ 150,000               100%


For the purposes of this section, "Equity Securities" shall initially mean COLLEGE CLUB's Series B Preferred Stock ("Series B Stock"). In the event of the automatic conversion of COLLEGE CLUB's Series B Stock (in accordance with its Articles of Incorporation), "Equity Securities" shall, thereafter mean shares of COLLEGE CLUB's Common Stock. Further, for so long as COLLEGE CLUB is obligated to issue Series B Stock pursuant to this Section 6a, the per share value thereof shall be equal to the liquidation preference of the Series B Shares (the "Series B Preference"). Thereafter, the per share value of Equity Securities issued by COLLEGE CLUB shall be equal to the Series B Preference as in effect on the date of the automatic conversion of the Series B Stock, as adjusted for subsequent stock splits, stock dividends, recapitalizations and the like. College Club agrees to use commercially reasonable efforts to maintain its website and the bridge page www.collegeclub.com/planner (or such other applicable URL) in sufficient working order to adequately record new College Club Registered Users and to include on such sites information with respect to local merchants from the areas in which Seiler is distributing Student Planners.

                  b. REGISTERED USER FEE. For a period of ten (10) years from the Effective Date of this Agreement, COLLEGE CLUB shall pay to Overly a fee of $3.00 ("Registered User Fee") per new College Club Registered User that becomes a College Club Registered User as a result of marketing efforts for any of COLLEGE CLUB's products or services undertaken by Overly that are other than those set forth in this Agreement ("Other Marketing Efforts"). Overly shall obtain COLLEGE CLUB's prior written approval before commencing any such Other Marketing Efforts. The Registered User Fees shall be payable by COLLEGE CLUB to Overly on or before every June I and December I during the term of this Agreement. Prior to the implementation of any Other Marketing Efforts, COLLEGE CLUB and Overly shall agree as to how to determine whether a new College Club Registered User "results" from the Other Marketing Efforts; i.e., whether the determination is the same as set forth in this Agreement or by other means.

         7.       TERM AND TERMINATION.

                  a. Initial Term. The initial term of this Agreement shall commence as of the Effective Date and shall continue until the earlier of (i) ten (10) years after the Effective Date of this Agreement; (ii) the sale of three million (3,000,000) Student Planners containing the COLLEGE CLUB Marketing Materials; or (iii) the addition of fifty thousand (50,000) new College Club Registered Users that "result" from such COLLEGE CLUB Marketing Materials included in the Overly Student Planners. For the purposes of this Agreement, College Club Registered Users shall be considered to have "resulted" from the COLLEGE CLUB Marketing Materials if they become College Club Registered Users via the criteria set forth in Section 5 above ("Registered Users").

                  b. Extended Tenn. In the event the initial term expires prior to ten (10) years after the Effective Date as a result of Overly satisfying either 7(a)(ii) or 7(a)(iii) above, the COLLEGE CLUB shall have the right, at its sole option and discretion, to continue the term of this Agreement and purchase the Overly Student Planner advertising space as described in Section 4 above ("Student Planner Advertising") for the remainder of the ten (10) year period at the following cost: (i) for years I through 5, the cost shall be $.015 per planner; and (ii) for years 6 through 10, the cost shall be $.015 per planner plus an Inflation Premium, where such Inflation Premium shall be a constant and shall $.015 time an agreed upon inflation rate representing the compounded United States inflation rate experienced during years 1 through 5.

                  c. TERMINATION FOR CAUSE. If either party is in material breach of the terms of this Agreement, the non-breaching party may give written notice of such breach to the breaching party and an opportunity to cure the breach within thirty (30) days. If such breach is not cured within such thirty
(30) day period, the non-breaching party may immediately terminate this Agreement by subsequent written notice to the party in breach.

                  d. TERMINATION FOR INSOLVENCY. This Agreement may be terminated (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceeding for the settlement of either party's debts; (ii) upon either party making an assignment for the benefit of creditors, or (iii) upon either party's dissolution or ceasing to do business but only if the party described in (i), (ii) or (iii) is in breach of its obligations under this Agreement and the other party so desires to terminate this Agreement by giving written notice.

                  e.       EFFECT OF TERMINATION.

                           i. Within thirty (30) days after the effective date
of termination of this Agreement, Overly shall stop selling Student Planners containing the Marketing Materials and shall stop any Other Marketing Efforts;

                           ii. Within ten (10) days after the effective date of
termination of this Agreement, each party shall return all Confidential Information received from the other party or destroy such Confidential Information and provide the other party with a signed statement from an officer certifying that it has complied with the foregoing obligations;

                           iii. Any license rights granted from COLLEGE CLUB to
Overly shall terminate;

                           iv. Overly shall be entitled to retain any
consideration paid pursuant to Section 4 ("Consideration") and Overly shall be entitled to receive any consideration to which it would otherwise have been entitled under the terms of this Agreement as of the effective time of the termination or expiration of this Agreement but which had not been paid as of such time;

                           v. All claims for damages caused by any breach
occurring prior to the termination shall survive and remain enforceable;

                           vi. neither party shall be relieved from any
obligation accrued prior to the date of such termination; and

                           vii. The following Sections shall survive the
termination or expiration of this Agreement: Sections I ("Definitions"), 6 ("Consideration"), 9 ("Information and Reports"), 3(b) ("Reservation of Rights); 11 ("Confidentiality"), 13 ("Limitation of Liability"), 14 ("Indemnification"); 7 ("Term and Termination"); 15 ("General Terms and Conditions").

         8. COVENANT NOT TO COMPETE. Overly agrees to exclusively market only COLLEGE CLUB's products and services with respect to the college marketplace for online services. Specifically, Overly agrees to (i) not use any of its properties or marketing initiatives to promote or advertise any other company which could be viewed as a direct competitor to either COLLEGE CLUB defined as any such company that offers a college-focussed web site that is either e-commerce or advertising based ("Direct Competitor"); and (ii) not provide the Campus Data to any Direct Competitor. Furthermore, in the event that over 50% of Overly's voting or economic stock is sold or otherwise transferred (a "Change of Control") to a Direct Competitor, then COLLEGE CLUB, at its sole option and discretion, may terminate this Agreement as set forth in Section 7 ("Term and Termination"). Any consideration paid to Overly pursuant to Section 6 ("Consideration") prior to such change in control shall be not reversible or refundable.

         9.       INFORMATION AND REPORTS.

                  a. DISTRIBUTION OF STUDENT PLANNERS. Overly shall provide to COLLEGE CLUB, on a quarterly basis, status reports detailing the distribution of Student Planners containing the College Club Marketing Materials, which reports shall contain all such information as may be reasonably requested by COLLEGE CLUB but which in any event shall include without limitation the quantity of Student Planners distributed and the names of the colleges at which the Student Planners were distributed. Such reports shall be received by COLLEGE CLUB no later than January 3 1, April 30, July 31 and October 31 of each year.

                  b. REGISTERED USERS. COLLEGE CLUB shall provide to Overly, on a quarterly basis, a status report summarizing the number of new College Club Registered Users that have become College Club Registered Users as a result of the activities set forth in Section 4 above ("Student Planner Advertising").

                  c. AUDIT RIGHTS. On reasonable written notice, either party, at its own expense, shall have the right to have an independent certified public accountant inspect and audit the books and records of the other party during usual business hours for the sole purpose of determining the correctness of payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than three (3) years following the expiration of such period. The expense of such audit shall be borne by the auditing party; provided, however, that if the audit discloses an error in excess of 2% in favor of the party being audited, then the party being audited shall immediately pay the cost of the audit to the auditing party, as well as the amount of the outstanding discrepancy.

         10. REPRESENTATIONS TO CUSTOMERS. Neither party shall make any representations, oral or written, in connection with the other party's products or services other than those provided by the other party in writing.

         11.      CONFIDENTIALITY.

                  a. GENERALLY. Each Party ("the Receiving Party") acknowledges that by reason of its relationship with the other party ("the Disclosing Party") hereunder, the Receiving Party might have access to certain information and materials concerning the Disclosing Party's business, its financial, business and technical plans and strategies, inventions, new products or services, and technology ("Confidential Information"). Without limiting the foregoing, the terms and conditions set forth in this Agreement shall be Confidential Information. The Receiving Party acknowledges and agrees that the Disclosing Party's Confidential Information is of substantial value to the Disclosing Party, which value would be harmed if such information were disclosed to third parties. The Receiving Party agrees that it shall not use (except in the performance of its obligations under this Agreement) in any way for its own account or any account of any third party, nor disclose to any third party such Confidential Information except as required by law. The Receiving Party may disclose the Disclosing Party's Confidential Information to its employees and contractors who need to know such information, provided such employees and contractor have signed confidentiality agreement with terms no less restrictive than the terms in this Agreement. The Receiving Party shall not publish in any form the

Disclosing Party's Confidential Information beyond any descriptions published by the Disclosing Party. The obligations in this Section shall survive the termination of this Agreement.

                  b. EXCLUSIONS. Confidential Information does not include any information that the Receiving Party can demonstrate by written records (a) was known to the Receiving Party prior to its disclosure hereunder by the Disclosing Party; (b) was independently developed by the Receiving Party; (c) is or becomes publicly known through no wrongful act of the Receiving Party; (d) has been rightfully received from a third party whom the Receiving Party has reasonable grounds to believe is authorized to make such disclosure without restriction; or
(e) has been approved for public release by the Disclosing Party's prior written authorization. Confidential Information may be disclosed pursuant to applicable law, regulations or court order, provided that the Receiving Party provides prompt advance notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure. In addition, COLLEGE CLUB and Overly may disclose the existence and terms of this Agreement in connection with a potential acquisition of substantially the entire business of COLLEGE CLUB or a private or public offering of COLLEGE CLUB's securities or Overly's securities.

                  c. AGREEMENT. For a period of two (2) years after the Effective Date of this Agreement, neither party may disclose to the public or any third party the existence of the Letter of Understanding or this Agreement or any of the provisions of either document other than with the express prior written consent of the other party, except as may be required by law.

         12.      WARRANTIES.

                  a. OVERLY. Overly hereby represents and warrants to COLLEGE CLUB that Overly is authorized, empowered, and able to enter into and fully perform its obligations under this Agreement.

                  b. COLLEGE CLUB. COLLEGE CLUB hereby represents and warrants to Overly that COLLEGE CLUB is authorized, empowered, and able to enter into and fully perform its obligations under this Agreement.

         13. LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY ARISING UNDER SECTION I 1 ("CONFIDENTIALITY"), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) ARISING OUT OF THIS AGREEMENT (WHETHER FOR BREACH OF CONTRACT, TORT, OR NEGLIGENCE) OR ITS TERMINATION AND IRRESPECTIVE OF WHETHER SUCH PARTY-HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

         14.      INDEMNIFICATION.

                  a. INDEMNIFICATION BY OVERLY. Subject to the provisions of this Section, Overly agrees to indemnify, defend and hold harmless COLLEGE CLUB and its officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys' fees) which result from, arise in connection with or are related in any way to claims by third parties arising out of a breach of a representation or warranty or obligation of Overly in this Agreement. The obligations of this Section are contingent on COLLEGE CLUB (a) giving Overly prompt written notice of any such claim; and (b) providing reasonable cooperation in the defense and all related settlement negotiations.

                  b. INDEMNIFICATION BY COLLEGE CLUB. Subject to the provisions of this Section, COLLEGE CLUB agrees to indemnify, defend and hold harmless Overly and its officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys' fees) which result from, arise in connection with or are related in any way to claims by third parties arising out of a breach of a representation or warranty or obligation of COLLEGE CLUB in this Agreement. The obligations of this Section are contingent on Overly (a) giving COLLEGE CLUB prompt written notice of any such claim; and (b) providing reasonable cooperation in the defense and all related settlement negotiations.

         15.      GENERAL TERMS AND CONDITIONS.

                  a. EXPENSES. Except as may be expressly set forth herein, each party will be responsible for its own expenses incurred in connection with all matters relating to the fulfillment of the duties described herein, including the preparation and execution of this Agreement.

                  b. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California, excluding the application of its conflict or choice of law rules as well as the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. The parties irrevocably submit to the exclusive jurisdiction of the Superior Court of the State of California, San Diego County and the San Diego Division of the United States District Court for the Southern District of California for disputes arising under this Agreement. The parties will not raise in connection therewith, and hereby waive, any defenses based on the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service process, or the like in any such action brought in the State of California. The parties agree that service of a complaint may be provided to a party in accordance with the terms of
Section 15(c) ("Notices") for any dispute, litigation or other action arising under this Agreement or to interpret or enforce this Agreement. The prevailing party in any such litigation or dispute shall be entitled to recover from the other party its costs, including attorneys' fees, associated with such litigation or dispute.

                  c. NOTICES. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, facsimile (provided that proof of transmission is retained), or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the address set forth in the first paragraph of this Agreement or in the signature block below, or other such address as either party may specify in writing.

                  d. INJUNCTIVE RELIEF. It is expressly agreed that a breach of
Section 11 ("Confidentiality") of this Agreement will cause irreparable harm to either party and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the aggrieved party will be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the above provisions.

                  e. WAIVER. No failure or delay on the part of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or of any other right or remedy. No provision of this Agreement may be waived except in a writing signed by the party granting such waiver.

                  f. SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

                  g. HEADINGS. The section headings in this Agreement are inserted as a matter of convenience and in no way define, limit, or describe the scope of extent of such section, or affect the interpretation of this Agreement.

                  h. ASSIGNMENTS. This Agreement may not be assigned by either party without the prior written consent of the other party which consent shall not be unreasonably withheld; provided, however, that either party may assign all of its rights and obligations under.. this Agreement to (i) a subsidiary or parent of either party or an entity under common control with such party, (ii) a purchaser of all or substantially all of the stock or assets, or (iii) a third party participating in a merger or other business combination in which either party is a constituent corporation. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                  i. COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the parties.

                  j. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto, which are hereby incorporated by reference, constitutes the entire agreement between the parties with ` respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any prior or collateral agreements, whether oral or written, with respect to the subject matter hereof with the exception of any prior confidentiality agreements between the parties. This Agreement may only be changed by mutual agreement of authorized representatives of parties in writing.

         IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement as of the Effective Date.


COLLEGECLUB.COM

By:  /s/ Michael C. Pousti
   -------------------------------------
         Michael C. Pousti,
         Chief Executive Officer


OVERLY PUBLISHING

By:  /s/ [ILLEGIBLE]
   -------------------------------------

Title:   President
      ----------------------------------

                                    EXHIBIT A

                                 ONLINE SERVICE

                                    EXHIBIT B

                                 STUDENTPLANNER

                                    EXHIBIT C
                                   CAMPUS DATA


Academic Schedules
Sports Schedules
Campus Phone Numbers (e.g., ______________________)

                                    EXHIBIT D

                          COLLEGE CLUB MEMBERSHIP CARD

                                    EXHIBIT E

                          STOCK SUBSCRIPTION AGREEMENT